EXHIBIT 5


                                 April 18, 1995





S & K Famous Brands, Inc.
P. O. Box 31800
11100 West Broad Street
Richmond, Virginia 23294-1800

Gentlemen:

      As counsel for S & K Famous Brands, Inc. (the "Company"), we have participated in the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission with respect to the offering of up to 425,000 shares of common stock, par value $.50, of the Company (the "Common Stock"), pursuant to the Company's Stock Purchase Loan Plan (the "Plan").

      We have reviewed such documents and records as we have considered appropriate and, on the basis of such review, we are of the opinion that the 425,000 shares of Common Stock to be offered pursuant to the Plan have been validly authorized and when issued or sold upon the terms set forth in the Plan will be validly issued, fully-paid and non-assessable.

      We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                    Very truly yours,


                                    McGuire, Woods, Battle & Boothe, L.L.P.